As filed with the Securities and Exchange Commission on August 21, 2019

Registration No. 333-168604

Registration No. 333-104939

Registration No. 333-78875

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Registration Statement No. 333-168604

Registration Statement No. 333-104939

Registration Statement No. 333-78875

AmeriGas Partners, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	23-2787918
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

460 North Gulph Road King of Prussia, PA 19406 (610) 337-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

AMERIGAS PROPANE, INC. 1997 LONG-TERM INCENTIVE PLAN

ON BEHALF OF AMERIGAS PARTNERS, L.P.

AMERIGAS PROPANE, INC. 2000 LONG-TERM INCENTIVE PLAN

ON BEHALF OF AMERIGAS PARTNERS, L.P.

AMERIGAS PROPANE, INC. DISCRETIONARY LONG-TERM INCENTIVE PLAN

FOR NON-EXECUTIVE KEY EMPLOYEES

AMERIGAS PROPANE, INC. 2010 LONG-TERM INCENTIVE PLAN

ON BEHALF OF AMERIGAS PARTNERS, L.P.

(Full title of the plan)

Monica M. Gaudiosi

Vice President, General Counsel and Secretary

AmeriGas Propane, Inc.

460 North Gulph Road

King of Prussia, PA 19406

(610) 337-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ryan J. Maierson

John M. Greer

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act  ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed by AmeriGas Partners, L.P., a Delaware limited partnership (“AmeriGas”), with the Securities and Exchange Commission:

•

Registration Statement No. 333-168604, filed on August 6, 2010, registering 1,000,000 common units representing limited partner interests (the “Common Units”) of AmeriGas under the AmeriGas Propane, Inc. 2010 Long-Term Incentive Plan on behalf of AmeriGas Partners, L.P.;

•

Registration Statement No. 333-104939, filed on May 2, 2003, registering 700,000 Common Units under the AmeriGas Propane, Inc. 2000 Long-Term Incentive Plan on behalf of AmeriGas Partners, L.P. and the AmeriGas Propane, Inc. Discretionary Long-Term Incentive Plan for Non-Executive Key Employees; and

•	Registration Statement No. 333-78875, filed on May 20, 1999, registering 81,226 Common Units under the AmeriGas Propane, Inc. 1997 Long-Term Incentive Plan on behalf of AmeriGas Partners, L.P.

On August 21, 2019, the common unitholders of AmeriGas approved the Agreement and Plan of Merger, dated as of April 1, 2019 (the “Merger Agreement”), by and among UGI Corporation, a Pennsylvania corporation (“UGI”), AmeriGas Propane Holdings, Inc., a Delaware corporation and indirect, wholly owned subsidiary of UGI, AmeriGas Propane Holdings, LLC, a Delaware limited liability company and indirect, wholly owned subsidiary of UGI (“Merger Sub”), AmeriGas Propane, Inc., a Pennsylvania corporation and the general partner of AmeriGas, and AmeriGas. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into AmeriGas, with AmeriGas surviving the Merger as an indirect, wholly owned subsidiary of UGI (the “Merger”). At the effective time of the Merger, pursuant to the terms of the Merger Agreement, each outstanding Common Unit, other than those held by UGI or any of its subsidiaries, was converted into the right to receive, at the election of such AmeriGas unitholder, but subject to any applicable withholding tax and proration pursuant to the Merger Agreement, one of the following forms of consideration: (i) 0.6378 shares of UGI common stock (“UGI Shares”); (ii) $7.63 in cash, without interest, and 0.500 UGI Shares; or (iii) $35.325 in cash, without interest. In each case, cash in lieu of any fractional UGI Shares, without interest, will be paid.

In connection with the completion of the Merger, AmeriGas terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by AmeriGas in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, AmeriGas hereby removes from registration all of such securities of AmeriGas registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of King of Prussia, Pennsylvania, on August 21, 2019.

AMERIGAS PARTNERS, L.P.

By:	AmeriGas Propane, Inc., its general partner

By:	/s/ Hugh J. Gallagher
Name:	Hugh J. Gallagher
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statements has been signed below by the following persons on behalf of the registrant in their indicated capacities, which are with the AmeriGas Propane, Inc., the general partner of the registrant, on August 21, 2019.

/s/ Hugh J. Gallagher Hugh J. Gallagher	President and Chief Executive Officer (Principal Executive Officer) and Director	August 21, 2019

/s/ Ann P. Kelly Ann P. Kelly	Chief Financial Officer (Principal Financial and Accounting Officer)	August 21, 2019

/s/ John L. Walsh John L. Walsh	Chairman and Director	August 21, 2019

/s/ Roger Perreault Roger Perreault	Director	August 21, 2019

/s/ Monica M. Gaudiosi Monica M. Gaudiosi	Director	August 21, 2019

/s/ Ted J. Jastrzebski Ted J. Jastrzebski	Director	August 21, 2019